Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Michael D. Hagedorn
Senior Executive Vice President and
Chief Financial Officer
973-872-4885

VALLEY NATIONAL BANCORP REPORTS A 33 PERCENT INCREASE IN FIRST QUARTER NET INCOME AND STRONG NET INTEREST MARGIN

NEW YORK, NY – April 29, 2021 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the first quarter 2021 of $115.7 million, or $0.28 per diluted common share, as compared to the first quarter 2020 earnings of $87.3 million, or $0.21 per diluted common share, and net income of $105.4 million, or $0.25 per diluted common share, for the fourth quarter 2020.

Key financial highlights for the first quarter:

•Net Interest Income and Margin: Net interest income on a tax equivalent basis of $293.6 million for the first quarter 2021 increased $4.8 million and $27.3 million as compared to the fourth quarter 2020 and first quarter 2020, respectively. Our net interest margin on a tax equivalent basis increased by 8 basis points to 3.14 percent in the first quarter 2021 as compared to 3.06 percent for the fourth quarter 2020. The increases as compared to the fourth quarter 2020 were largely due to a $8.7 million increase in interest and fees related to our SBA Paycheck Protection Program (PPP) loan portfolio, a 9 basis point reduction in our costs of average interest bearing liabilities, as well as the prepayment of certain long-term borrowings in December 2020. See the "Net Interest Income and Margin" section below for additional information.
•Loan Portfolio: Loans increased $469.3 million to $32.7 billion at March 31, 2021, or 6 percent on an annualized basis from December 31, 2020. The increase was largely due to new loan volumes within the commercial and industrial, commercial real estate and automobile loan portfolios in the first quarter 2021. Within commercial and industrial loans, PPP loans increased $212.5 million to approximately $2.4 billion at March 31, 2021 from December 31, 2020. Our first quarter new and refinanced loan originations included approximately $288 million of residential mortgage loans originated for sale rather than investment. Net gains on sales of residential loans were $3.5 million and $16.0 million in the first quarter 2021 and fourth quarter 2020, respectively. See the "Loans, Deposits and Other Borrowings" section below for more details.
•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $354.3 million and $351.4 million at March 31, 2021 and December 31, 2020, respectively. During the first quarter 2021, we recorded a provision for credit losses for loans of $9.0 million as compared to $19.0 million and $33.9 million for the fourth quarter 2020 and first quarter 2020, respectively. The moderate increase in our allowance at March 31, 2021 reflects, among other factors, additional reserves related to non-PPP loan growth and certain

Valley National Bancorp (NASDAQ: VLY)
2021 First Quarter Earnings
April 29, 2021

segments of our commercial real estate portfolio, partially offset by the lower qualitative reserves for customers impacted by the pandemic and the improvement in our economic forecast component of the reserve as compared to December 31, 2020.
•Credit Quality: Total accruing past due loans decreased $46.2 million to $52.8 million, or 0.16 percent of total loans, at March 31, 2021 as compared to $99.0 million, or 0.31 percent of total loans, at December 31, 2020. Non-accrual loans represented 0.62 percent and 0.58 percent of total loans at March 31, 2021 and December 31, 2020, respectively. Net loan charge-offs totaled $6.1 million for the first quarter 2021 as compared to $3.0 million for the fourth quarter 2020. See the "Credit Quality" Section below for more details.
•Non-interest Income: Non-interest income decreased $16.3 million to $31.2 million for the first quarter 2021 as compared to the fourth quarter 2020 mainly due to a decrease of $12.5 million in net gains on sales of residential mortgage loans, as well as a $4.7 million decline in swap fee income related to new commercial loan transactions. The decrease in net gains on loan sales was primarily due to a decline in the mark to market gain component related to our residential loans originated for sale portfolio (and carried at fair value) at March 31, 2021 as compared to such loans held for sale at December 31, 2020. The $4.7 million decrease in swap fee income as compared to the fourth quarter 2020 was largely due to lower transaction volumes.
•Non-interest Expense: Non-interest expense decreased $12.9 million to $160.2 million for the first quarter 2021 as compared to the fourth quarter 2020 mainly due to a $9.7 million loss on extinguishment of debt recognized during the fourth quarter 2020 and a $3.4 million decrease in professional fees largely associated with our technology transformation efforts.
•Efficiency Ratio: Our efficiency ratio was 49.46 percent for the first quarter 2021 as compared to 51.61 percent and 50.75 percent for the fourth quarter 2020 and first quarter 2020, respectively. Our adjusted efficiency ratio was 48.60 percent for the first quarter 2021 as compared to 46.99 percent and 49.26 percent for the fourth quarter 2020 and first quarter 2020, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
•Performance Ratios: Annualized return on average assets, shareholders’ equity and tangible shareholders' equity were 1.14 percent, 9.96 percent, and 14.49 percent for the first quarter 2021, respectively, as compared to 1.02 percent, 9.20 percent and 13.45 percent for the fourth quarter 2020, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.

Ira Robbins, CEO and President commented, "I'm pleased with the first quarter 2021 results and overall demonstrated strengths of our balance sheet and credit quality during the pandemic. I believe our measured approach to loan origination activities, ability to manage our funding costs, and keen focus on operating efficiencies and the adoption of new technologies has positioned Valley for continued success in 2021."

Valley National Bancorp (NASDAQ: VLY)
2021 First Quarter Earnings
April 29, 2021

Net Interest Income and Margin

Net interest income on a tax equivalent basis totaling $293.6 million for the first quarter 2021 increased $4.8 million and $27.2 million as compared to the fourth quarter 2020 and first quarter 2020, respectively. The increase as compared to the fourth quarter 2020 was mainly due to (i) increased interest and fee income from PPP loans, (ii) continued run-off of higher cost time deposits, (iii) the prepayment of $534 million of long-term FHLB advances with a combined weighted average interest rate of 2.48 percent in December 2020, and (iv) lower rates on our deposit products combined with a continued customer shift to deposits without stated maturities. Interest expense of $39.1 million for the first quarter 2021 decreased $7.0 million as compared to the fourth quarter 2020. Interest income on a tax equivalent basis in the first quarter 2021 decreased by $2.3 million to $332.7 million as compared to the fourth quarter 2020 mainly due to lower overall yields on average taxable investment securities and loans and a decline in average balances within the investment portfolio due to normal repayment activity, partially offset by a $8.7 million increase in interest and fees on PPP loans caused by recognition of fee income on loans forgiven by the SBA during the first quarter 2021. See the "Loan, Deposit and Other Borrowings" section for more information on PPP loans.

Our net interest margin on a tax equivalent basis of 3.14 percent for the first quarter 2021 increased by 8 basis points and 7 basis points from 3.06 percent and 3.07 percent for the first quarter 2020 and fourth quarter 2020, respectively. The yield on average interest earning assets increased by 2 basis points on a linked quarter basis, mostly due to the higher yield on the PPP loan portfolio and reduced excess liquidity held in overnight investments. The yield on average loans decreased by 1 basis point to 3.85 percent for the first quarter 2021 as compared to the fourth quarter 2020. This decrease was mainly due to new and refinanced loan originations at lower market interest rates and two less days during the first quarter 2021, which were mostly offset by the increased yield on our PPP loan portfolio. The overall cost of average interest bearing liabilities decreased 9 basis points to 0.60 percent for the first quarter 2021 as compared to the linked fourth quarter 2020 and was largely due to the lower rates offered on deposit products, maturing time deposits and a 4 basis point decrease in the average cost of short-term borrowings. Our cost of total average deposits was 0.28 percent for the first quarter 2021 as compared to 0.33 percent for the fourth quarter 2020.
Loans, Deposits and Other Borrowings
Loans. Loans increased $469.3 million to approximately $32.7 billion at March 31, 2021 from December 31, 2020. The increase was mainly due to organic growth in the commercial and industrial, commercial real estate, and automobile loan portfolios during the first quarter 2021. Commercial and industrial loans increased $286.9 million, or 16.7 percent on an annualized basis, to $7.1 billion at March 31, 2021 as compared to December 31, 2020 mostly due to a $212.5 million increase in PPP loans, which was net of over $630 million of PPP loans forgiven by the SBA during the first quarter 2021. Commercial real estate loans increased $198.6 million, or 4.8 percent on an annualized basis, to $16.9 billion at March 31, 2021 as compared to December 31, 2020 reflecting the recovery of our loan commitment pipeline near the end of 2020, particularly in our Florida markets. Automobile loans increased $88.9 million, or 26.2 percent on an annualized basis, during first quarter 2021 due to strong consumer demand seen across the auto industry during the period. Residential mortgage loans declined $123.3 million, or 11.8 percent on an annualized basis, during the first quarter 2021 mainly due to

Valley National Bancorp (NASDAQ: VLY)
2021 First Quarter Earnings
April 29, 2021

continued refinance activity and $288 million of loans originated for sale rather than held for investment in the first quarter 2021. Residential mortgage loans held for sale at fair value totaled $232.1 million and $301.4 million at March 31, 2021 and December 31, 2020, respectively.
Deposits. Total deposits increased $649.6 million to approximately $32.6 billion at March 31, 2021 from December 31, 2020 largely due to increases of $847.8 million and $1.1 billion in the non-interest bearing and non-maturity interest bearing deposit categories, respectively, partially offset by a $1.3 billion decrease in time deposits. The decrease in time deposits was driven by normal run-off of maturing retail and brokered CDs with some continued migration of retail balances to more liquid deposit product categories. Total brokered deposits (consisting of both time and money market deposit accounts) decreased approximately $800 million to $2.3 billion at March 31, 2021 as compared to $3.1 billion at December 31, 2020. Non-interest bearing deposits; savings, NOW and money market deposits; and time deposits represented approximately 31 percent, 52 percent and 17 percent of total deposits as of March 31, 2021, respectively.
Other Borrowings. Short-term and long-term borrowings decreased $63.3 million and $52.7 million to $1.1 billion and $2.2 billion, respectively, at March 31, 2021 as compared to December 31, 2020. The decreases in both categories were largely attributable to the normal maturities of FHLB borrowings.
Credit Quality
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets and non-accrual debt securities increased $16.0 million to $210.5 million at March 31, 2021 as compared to December 31, 2020. The increase in NPAs was mainly due to a $18.7 million increase in non-accrual loans driven by one $8.4 million commercial real estate loan and a $7.8 million increase in non-accrual residential mortgage loans partially caused by the migration of loans previously reported in the 60-89 days past due category at December 31, 2020. Non-accrual loans represented 0.62 percent of total loans at March 31, 2021 compared to 0.58 percent at December 31, 2020.
Non-performing Taxi Medallion Loan Portfolio. We continue to closely monitor our non-performing New York City and Chicago taxi medallion loans totaling $87.2 million and $6.6 million, respectively, within the commercial and industrial loan portfolio at March 31, 2021. At March 31, 2021, all taxi medallion loans totaling $93.8 million were on non-accrual status and had related reserves of $63.2 million, or 67.2 percent of such loans, within the allowance for loan losses.
Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $46.2 million to $52.8 million, or 0.16 percent of total loans, at March 31, 2021 as compared to $99.0 million, or 0.31 percent of total loans, at December 31, 2020 driven by declines in early stage delinquencies for most loan categories. Commercial real estate loans past due 30 to 59 days decreased $23.4 million to $11.7 million at March 31, 2021 as compared to December 31, 2020. The decrease was largely due to a $12.3 million matured loan (in the process of restructuring its terms) reported in this delinquency category at December 31, 2020 and the aforementioned $8.4 million loan placed on non-accrual status at March 31, 2021. Commercial and industrial loans past due 90 or more days decreased $6.6 million at March 31, 2021 primarily due to premium finance loans (related to two insurance carriers) totaling $6.1 million reclassified to non-

Valley National Bancorp (NASDAQ: VLY)
2021 First Quarter Earnings
April 29, 2021

accrual status during the first quarter 2021. Residential loans past due 60 to 89 days decreased by $8.1 million as compared to December 31, 2020 mainly due to loans migrating to non-accrual status.
Forbearance. In response to the COVID-19 pandemic and its economic impact to certain customers, Valley implemented short-term loan modifications such as payment deferrals, fee waivers, extensions of repayment terms, or delays in payment that are insignificant, when requested by customers. Generally, the modification terms allow for a deferral of payments for up to 90 days, which Valley may extend for an additional 90 days. Any extensions beyond this period were done in accordance with applicable regulatory guidance. As of March 31, 2021, Valley had approximately $284 million of outstanding loans remaining in their payment deferral period under short-term modifications, as compared to $361 million of loans in deferral at December 31, 2020.
Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at March 31, 2021, December 31, 2020, and March 31, 2020:

	March 31, 2021		December 31, 2020		March 31, 2020
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$126,408	2.64%	$131,070	1.91%	$127,437	2.55%
Commercial real estate loans:
Commercial real estate	153,680	0.91%	146,009	0.87%	97,876	0.60%
Construction	20,556	1.15%	18,104	1.04%	13,709	0.79%
Total commercial real estate loans	174,236	0.93%	164,113	0.89%	111,585	0.62%
Residential mortgage loans	27,172	0.67%	28,873	0.69%	29,456	0.66%
Consumer loans:
Home equity	4,199	1.03%	4,675	1.08%	4,463	0.93%
Auto and other consumer	10,865	0.46%	11,512	0.51%	10,401	0.44%
Total consumer loans	15,064	0.54%	16,187	0.60%	14,864	0.52%
Allowance for loan losses	342,880	1.13%	340,243	1.06%	283,342	0.93%
Allowance for unfunded credit commitments	11,433		11,111		10,019
Total allowance for credit losses for loans	$354,313		$351,354		$293,361
Allowance for credit losses for
loans as a % loans		1.08%		1.09%		0.96%
Our loan portfolio, totaling $32.7 billion at March 31, 2021, had net loan charge-offs totaling $6.1 million for the first quarter 2021 as compared to $3.0 million and $4.8 million for the fourth quarter 2020 and first quarter 2020, respectively. Net loan charge-offs increased during the first quarter 2021 mainly due to partial charge-offs of certain taxi medallion loans and a full charge-off of a $1.9 million unsecured, non-performing commercial and industrial loan relationship. Gross charge-offs of taxi

Valley National Bancorp (NASDAQ: VLY)
2021 First Quarter Earnings
April 29, 2021

medallion loans totaled $3.3 million for the first quarter 2021 as compared to $2.3 million and $1.3 million for the fourth quarter 2020 and first quarter 2020, respectively.
The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 1.08 percent, 1.09 percent and 0.96 percent at March 31, 2021, December 31, 2020 and March 31, 2020, respectively. During the first quarter 2021, we recorded a provision for credit losses for loans of $9.0 million as compared to a provision of $19.0 million and $33.9 million for the fourth quarter 2020 and first quarter 2020, respectively.
At March 31, 2021, the allowance allocations for credit losses as a percentage of total loans increased in the commercial real estate and construction loan categories while decreasing in the other loan categories as compared to December 31, 2020. The allocated reserves as a percentage of commercial and industrial loans declined by 14 basis points partially due to the loan charge-offs in the first quarter 2021 within this loan category, as well as the increase in PPP loans guaranteed by the SBA with no related allowance at March 31, 2021.
Capital Adequacy
Valley's regulatory capital ratios continue to reflect its well capitalized position. Valley's total risk-based capital, common equity Tier 1 capital, Tier 1 capital and Tier 1 leverage capital ratios were 12.76 percent, 10.08 percent, 10.79 percent and 8.37 percent, respectively, at March 31, 2021.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Standard Time, today to discuss the first quarter 2021 earnings. Those wishing to participate in the call may dial toll-free (855) 638-5437 Conference ID: 1474989. The teleconference will also be webcast live: https://edge.media-server.com/mmc/p/5gkztcw5 and archived on Valley's website through Monday, May 31, 2021. Investor presentation materials will be made available prior to the conference call at www.valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $41 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations across New Jersey, New York, Florida and Alabama, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Care Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market

Valley National Bancorp (NASDAQ: VLY)
2021 First Quarter Earnings
April 29, 2021

conditions and economic expectations, including the potential effects of the COVID-19 pandemic on our businesses and financial results and conditions. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:
•the continued impact of COVID-19 on the U.S. and global economies, including business disruptions, reductions in employment and an increase in business failures, specifically among our clients;
•the continued impact of COVID-19 on our employees and our ability to provide services to our customers and respond to their needs as more cases of COVID-19 may arise in our primary markets;
•potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic or as a result of our actions in response to, or failure to implement or effectively implement, federal, state and local laws, rules or executive orders requiring that we grant forbearances or not act to collect our loans;
•the impact of forbearances or deferrals we are required or agree to as a result of customer requests and/or government actions, including, but not limited to our potential inability to recover fully deferred payments from the borrower or the collateral;
•the risks related to the discontinuation of the London Interbank Offered Rate and other reference rates, including increased expenses and litigation and the effectiveness of hedging strategies;
•damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent or trademark infringement, employment related claims, and other matters;
•a prolonged downturn in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;
•the inability to grow customer deposits to keep pace with loan growth;
•a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;
•the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy;

Valley National Bancorp (NASDAQ: VLY)
2021 First Quarter Earnings
April 29, 2021

•cyber-attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank (FRB), the Consumer Financial Protection Bureau (CFPB) and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, the COVID-19 pandemic or other external events;
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; and
•the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2021	2020	2020
FINANCIAL DATA:
Net interest income - FTE (1)	$293,584	$288,833	$266,383
Net interest income	$292,667	$287,920	$265,339
Non-interest income	31,233	47,533	41,397
Total revenue	323,900	335,453	306,736
Non-interest expense	160,213	173,141	155,656
Pre-provision net revenue	163,687	162,312	151,080
Provision for credit losses	8,656	18,975	34,683
Income tax expense	39,321	37,974	29,129
Net income	115,710	105,363	87,268
Dividends on preferred stock	3,172	3,172	3,172
Net income available to common shareholders	$112,538	$102,191	$84,096
Weighted average number of common shares outstanding:
Basic	405,152,605	403,872,459	403,519,088
Diluted	407,636,765	405,799,507	405,424,123
Per common share data:
Basic earnings	$0.28	$0.25	$0.21
Diluted earnings	0.28	0.25	0.21
Cash dividends declared	0.11	0.11	0.11
Closing stock price - high	14.37	10.09	11.46
Closing stock price - low	9.74	6.90	6.37
CORE ADJUSTED FINANCIAL DATA: (2)
Net income available to common shareholders, as adjusted	$112,623	$110,266	$85,061
Basic earnings per share, as adjusted	0.28	0.27	0.21
Diluted earnings per share, as adjusted	0.28	0.27	0.21
FINANCIAL RATIOS:
Net interest margin	3.13%	3.05%	3.06%
Net interest margin - FTE (1)	3.14	3.06	3.07
Annualized return on average assets	1.14	1.02	0.92
Annualized return on avg. shareholders' equity	9.96	9.20	7.92
Annualized return on avg. tangible shareholders' equity (2)	14.49	13.45	11.84
Efficiency ratio (3)	49.46	51.61	50.75
CORE ADJUSTED FINANCIAL RATIOS: (2)
Annualized return on average assets, as adjusted	1.14%	1.10%	0.93%
Annualized return on average shareholders' equity, as adjusted	9.97	9.90	8.01
Annualized return on average tangible shareholders' equity, as adjusted	14.50	14.48	11.97
Efficiency ratio, as adjusted	48.60	46.99	49.26
AVERAGE BALANCE SHEET ITEMS:
Assets	$40,770,731	$41,308,943	$38,116,850
Interest earning assets	37,386,219	37,806,500	34,674,075
Loans	32,582,479	32,570,902	29,999,428
Interest bearing liabilities	25,954,182	26,708,223	26,235,064
Deposits	31,835,286	31,755,838	28,831,418
Shareholders' equity	4,645,400	4,582,329	4,408,585

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2021	2020	2020	2020	2020
Assets	$41,178,011	$40,686,076	$40,747,492	$41,626,497	$39,089,443
Total loans	32,686,416	32,217,112	32,415,586	32,314,611	30,428,067
Deposits	32,585,209	31,935,602	31,187,982	31,337,237	28,985,802
Shareholders' equity	4,659,670	4,592,120	4,533,763	4,474,488	4,420,998

LOANS:
(In thousands)
Commercial and industrial loans:
Commercial and industrial	$4,784,017	$4,709,569	$4,625,880	$4,670,362	$4,998,731
Commercial and industrial PPP loans	2,364,627	2,152,139	2,277,465	2,214,327	—
Total commercial and industrial	7,148,644	6,861,708	6,903,345	6,884,689	4,998,731
Commercial real estate:
Commercial real estate	16,923,627	16,724,998	16,815,587	16,571,877	16,390,236
Construction	1,786,331	1,745,825	1,720,775	1,721,352	1,727,046
Total commercial real estate	18,709,958	18,470,823	18,536,362	18,293,229	18,117,282
Residential mortgage	4,060,492	4,183,743	4,284,595	4,405,147	4,478,982
Consumer:
Home equity	409,576	431,553	457,083	471,115	481,751
Automobile	1,444,883	1,355,955	1,341,659	1,369,489	1,436,734
Other consumer	912,863	913,330	892,542	890,942	914,587
Total consumer loans	2,767,322	2,700,838	2,691,284	2,731,546	2,833,072
Total loans	$32,686,416	$32,217,112	$32,415,586	$32,314,611	$30,428,067

CAPITAL RATIOS:
Book value per common share	$10.97	$10.85	$10.71	$10.56	$10.43
Tangible book value per common share (2)	7.39	7.25	7.12	6.96	6.82
Tangible common equity to tangible assets (2)	7.55%	7.47%	7.32%	7.00%	7.32%
Tier 1 leverage capital	8.37	8.06	7.89	7.70	8.24
Common equity tier 1 capital	10.08	9.94	9.71	9.51	9.24
Tier 1 risk-based capital	10.79	10.66	10.42	10.23	9.95
Total risk-based capital	12.76	12.64	12.37	12.19	11.53

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended
ALLOWANCE FOR CREDIT LOSSES:	March 31,	December 31,	March 31,
($ in thousands)	2021	2020	2020
Allowance for credit losses for loans
Beginning balance	$351,354	$335,328	$164,604
Impact of the adoption of ASU 2016-13 (4)	—	—	37,989
Allowance for purchased credit deteriorated (PCD) loans	—	—	61,643
Beginning balance, adjusted	351,354	335,328	264,236
Loans charged-off:
Commercial and industrial	(7,142)	(3,281)	(3,360)
Commercial real estate	(382)	(1)	(44)
Residential mortgage	(138)	(250)	(336)
Total consumer	(1,138)	(1,670)	(2,565)
Total loans charged-off	(8,800)	(5,202)	(6,305)
Charged-off loans recovered:
Commercial and industrial	1,589	160	569
Commercial real estate	65	890	73
Construction	4	372	20
Residential mortgage	157	44	50
Total consumer	930	734	794
Total loans recovered	2,745	2,200	1,506
Net charge-offs	(6,055)	(3,002)	(4,799)
Provision for credit losses for loans	9,014	19,028	33,924
Ending balance	$354,313	$351,354	$293,361
Components of allowance for credit losses for loans:
Allowance for loan losses	$342,880	$340,243	$283,342
Allowance for unfunded credit commitments	11,433	11,111	10,019
Allowance for credit losses for loans	$354,313	$351,354	$293,361
Components of provision for credit losses for loans:
Provision for credit losses for loans	$8,692	$18,213	$33,851
Provision for unfunded credit commitments	322	815	73
Total provision for credit losses for loans	$9,014	$19,028	$33,924
Annualized ratio of total net charge-offs to average loans	0.07%	0.04%	0.06%
Allowance for credit losses for loans as a % of total loans	1.08	1.09	0.96

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY:	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands)	2021	2020	2020	2020	2020
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$3,763	$6,393	$6,587	$6,206	$9,780
Commercial real estate	11,655	35,030	26,038	13,912	41,664
Construction	—	315	142	—	7,119
Residential mortgage	16,004	17,717	22,528	35,263	38,965
Total consumer	5,480	10,257	8,979	12,962	19,508
Total 30 to 59 days past due	36,902	69,712	64,274	68,343	117,036
60 to 89 days past due:
Commercial and industrial	1,768	2,252	3,954	4,178	7,624
Commercial real estate	5,455	1,326	610	1,543	15,963
Construction	—	—	—	—	49
Residential mortgage	2,233	10,351	3,760	4,169	9,307
Total consumer	1,021	1,823	1,352	3,786	2,309
Total 60 to 89 days past due	10,477	15,752	9,676	13,676	35,252
90 or more days past due:
Commercial and industrial	2,515	9,107	6,759	5,220	4,049
Commercial real estate	—	993	1,538	—	161
Residential mortgage	2,472	3,170	891	3,812	1,798
Total consumer	417	271	753	2,082	1,092
Total 90 or more days past due	5,404	13,541	9,941	11,114	7,100
Total accruing past due loans	$52,783	$99,005	$83,891	$93,133	$159,388
Non-accrual loans:
Commercial and industrial	$108,988	$106,693	$115,667	$130,876	$132,622
Commercial real estate	54,004	46,879	41,627	43,678	41,616
Construction	71	84	2,497	3,308	2,972
Residential mortgage	33,655	25,817	23,877	25,776	24,625
Total consumer	7,292	5,809	7,441	6,947	4,095
Total non-accrual loans	204,010	185,282	191,109	210,585	205,930
Other real estate owned (OREO)	4,521	5,118	7,746	8,283	10,198
Other repossessed assets	1,857	3,342	3,988	3,920	3,842
Non-accrual debt securities	129	815	783	1,365	531
Total non-performing assets	$210,517	$194,557	$203,626	$224,153	$220,501
Performing troubled debt restructured loans	$67,102	$57,367	$58,090	$53,936	$48,024
Total non-accrual loans as a % of loans	0.62%	0.58%	0.59%	0.65%	0.68%
Total accruing past due and non-accrual loans as a % of loans	0.79%	0.88%	0.85%	0.94%	1.20%
Allowance for losses on loans as a % of non-accrual loans	168.07%	183.64%	170.08%	147.03%	137.59%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)	This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2021	2020	2020
Adjusted net income available to common shareholders:
Net income, as reported	$115,710	$105,363	$87,268
Add: Loss on extinguishment of debt (net of tax)	—	6,958	—
Add: Losses (gains) on securities transaction (net of tax)	85	(468)	29
Add: Severance expense (net of tax)(a)	—	1,489	—
Add: Merger related expenses (net of tax)(b)	—	96	936
Net income, as adjusted	$115,795	$113,438	$88,233
Dividends on preferred stock	3,172	3,172	3,172
Net income available to common shareholders, as adjusted	$112,623	$110,266	$85,061
__________
(a) Severance is included in salary and employee benefits expense.
(b) Merger related expenses are primarily within professional and legal fees, and other non-interest expense.

Adjusted per common share data:
Net income available to common shareholders, as adjusted	$112,623	$110,266	$85,061
Average number of shares outstanding	405,152,605	403,872,459	403,519,088
Basic earnings, as adjusted	$0.28	$0.27	$0.21
Average number of diluted shares outstanding	407,636,765	405,799,507	405,424,123
Diluted earnings, as adjusted	$0.28	$0.27	$0.21
Adjusted annualized return on average tangible shareholders' equity:
Net income, as adjusted	$115,795	$113,438	$88,233
Average shareholders' equity	$4,645,400	$4,582,329	$4,408,585
Less: Average goodwill and other intangible assets	1,451,750	1,447,838	1,460,988
Average tangible shareholders' equity	$3,193,650	$3,134,491	$2,947,597
Annualized return on average tangible shareholders' equity, as adjusted	14.50%	14.48%	11.97%
Adjusted annualized return on average assets:
Net income, as adjusted	$115,795	$113,438	$88,233
Average assets	$40,770,731	$41,308,943	$38,116,850
Annualized return on average assets, as adjusted	1.14%	1.10%	0.93%

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands)	2021	2020	2020
Adjusted annualized return on average shareholders' equity:
Net income, as adjusted	$115,795	$113,438	$88,233
Average shareholders' equity	$4,645,400	$4,582,329	$4,408,585
Annualized return on average shareholders' equity, as adjusted	9.97%	9.90%	8.01%
Annualized return on average tangible shareholders' equity:
Net income, as reported	$115,710	$105,363	$87,268
Average shareholders' equity	$4,645,400	$4,582,329	$4,408,585
Less: Average goodwill and other intangible assets	1,451,750	1,447,838	1,460,988
Average tangible shareholders' equity	$3,193,650	$3,134,491	$2,947,597
Annualized return on average tangible shareholders' equity	14.49%	13.45%	11.84%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

Adjusted efficiency ratio:
Non-interest expense, as reported	$160,213	$173,141	$155,656
Less: Loss on extinguishment of debt (pre-tax)	—	9,683	—
Less: Severance expense (pre-tax)	—	2,072	—
Less: Merger-related expenses (pre-tax)	—	133	1,302
Less: Amortization of tax credit investments (pre-tax)	2,744	3,932	3,228
Non-interest expense, as adjusted	$157,469	$157,321	$151,126
Net interest income	292,667	287,920	265,339
Non-interest income, as reported	31,233	47,533	41,397
Add: Losses (gains) on securities transactions, net (pre-tax)	118	(651)	40
Non-interest income, as adjusted	$31,351	$46,882	$41,437
Gross operating income, as adjusted	$324,018	$334,802	$306,776
Efficiency ratio, as adjusted	48.60%	46.99%	49.26%

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands, except for share data)	2021	2020	2020	2020	2020
Tangible book value per common share:
Common shares outstanding	405,797,538	403,858,998	403,878,744	403,795,699	403,744,148
Shareholders' equity	$4,659,670	$4,592,120	$4,533,763	$4,474,488	$4,420,998
Less: Preferred stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	1,450,414	1,452,891	1,449,282	1,453,330	1,458,095
Tangible common shareholders' equity	$2,999,565	$2,929,538	$2,874,790	$2,811,467	$2,753,212
Tangible book value per common share	$7.39	$7.25	$7.12	$6.96	$6.82
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$2,999,565	$2,929,538	$2,874,790	$2,811,467	$2,753,212
Total assets	$41,178,011	$40,686,076	$40,747,492	$41,626,497	$39,089,443
Less: Goodwill and other intangible assets	1,450,414	1,452,891	1,449,282	1,453,330	1,458,095
Tangible assets	$39,727,597	$39,233,185	$39,298,210	$40,173,167	$37,631,348
Tangible common equity to tangible assets	7.55%	7.47%	7.32%	7.00%	7.32%

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(4)	The adjustment represents an increase in the allowance for credit losses for loans as a result of the adoption of ASU 2016-13 effective January 1, 2020.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	March 31,	December 31,
	2021	2020
	(Unaudited)
Assets
Cash and due from banks	$280,915	$257,845
Interest bearing deposits with banks	1,352,918	1,071,360
Investment securities:
Equity securities	32,973	29,378
Available for sale debt securities	1,116,221	1,339,473
Held to maturity debt securities (net of allowance for credit losses of $1,070 at March 31, 2021 and $1,428 at December 31, 2020)	2,389,956	2,171,583
Total investment securities	3,539,150	3,540,434
Loans held for sale, at fair value	232,068	301,427
Loans	32,686,416	32,217,112
Less: Allowance for loan losses	(342,880)	(340,243)
Net loans	32,343,536	31,876,869
Premises and equipment, net	323,841	319,797
Lease right of use assets	242,190	252,053
Bank owned life insurance	535,620	535,209
Accrued interest receivable	107,790	106,230
Goodwill	1,382,442	1,382,442
Other intangible assets, net	67,972	70,449
Other assets	769,569	971,961
Total Assets	$41,178,011	$40,686,076
Liabilities
Deposits:
Non-interest bearing	$10,053,026	$9,205,266
Interest bearing:
Savings, NOW and money market	17,081,105	16,015,658
Time	5,451,078	6,714,678
Total deposits	32,585,209	31,935,602
Short-term borrowings	1,084,666	1,147,958
Long-term borrowings	2,242,931	2,295,665
Junior subordinated debentures issued to capital trusts	56,152	56,065
Lease liabilities	266,407	276,675
Accrued expenses and other liabilities	282,976	381,991
Total Liabilities	36,518,341	36,093,956
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 authorized shares:
Series A (4,600,000 shares issued at March 31, 2021 and December 31, 2020)	111,590	111,590
Series B (4,000,000 shares issued at March 31, 2021 and December 31, 2020)	98,101	98,101
Common stock (no par value, authorized 650,000,000 shares; issued 405,801,304 shares at March 31, 2021 and 403,881,488 shares at December 31, 2020)	142,435	141,746
Surplus	3,651,948	3,637,468
Retained earnings	672,651	611,158
Accumulated other comprehensive loss	(17,005)	(7,718)
Treasury stock, at cost (3,766 common shares at March 31, 2021 and 22,490 common shares at December 31, 2020)	(50)	(225)
Total Shareholders’ Equity	4,659,670	4,592,120
Total Liabilities and Shareholders’ Equity	$41,178,011	$40,686,076

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Interest Income
Interest and fees on loans	$313,181	$313,968	$333,068
Interest and dividends on investment securities:
Taxable	13,166	14,024	21,933
Tax-exempt	3,356	3,339	3,926
Dividends	1,871	2,467	3,401
Interest on federal funds sold and other short-term investments	224	260	1,465
Total interest income	331,798	334,058	363,793
Interest Expense
Interest on deposits:
Savings, NOW and money market	11,125	11,706	34,513
Time	11,093	14,368	42,814
Interest on short-term borrowings	1,758	2,097	4,707
Interest on long-term borrowings and junior subordinated debentures	15,155	17,967	16,420
Total interest expense	39,131	46,138	98,454
Net Interest Income	292,667	287,920	265,339
(Credit) provision for credit losses for held to maturity securities	(358)	(53)	759
Provision for credit losses for loans	9,014	19,028	33,924
Net Interest Income After Provision for Credit Losses	284,011	268,945	230,656
Non-Interest Income
Trust and investment services	3,329	3,108	3,413
Insurance commissions	1,558	1,972	1,951
Service charges on deposit accounts	5,103	5,068	5,680
(Losses) gains on securities transactions, net	(118)	651	(40)
Fees from loan servicing	2,899	2,826	2,748
Gains on sales of loans, net	3,513	15,998	4,550
(Losses) gains on sales of assets, net	(196)	(2,607)	121
Bank owned life insurance	2,331	2,422	3,142
Other	12,814	18,095	19,832
Total non-interest income	31,233	47,533	41,397
Non-Interest Expense
Salary and employee benefits expense	88,103	85,335	85,728
Net occupancy and equipment expense	32,259	32,228	32,441
FDIC insurance assessment	3,276	4,091	3,876
Amortization of other intangible assets	6,006	6,117	5,470
Professional and legal fees	6,272	9,702	6,087
Loss on extinguishment of debt	—	9,683	—
Amortization of tax credit investments	2,744	3,932	3,228
Telecommunication expense	3,160	3,490	2,287
Other	18,393	18,563	16,539
Total non-interest expense	160,213	173,141	155,656
Income Before Income Taxes	155,031	143,337	116,397
Income tax expense	39,321	37,974	29,129
Net Income	115,710	105,363	87,268
Dividends on preferred stock	3,172	3,172	3,172
Net Income Available to Common Shareholders	$112,538	$102,191	$84,096

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Earnings Per Common Share:
Basic	$0.28	$0.25	$0.21
Diluted	0.28	0.25	0.21
Cash Dividends Declared per Common Share	0.11	0.11	0.11
Weighted Average Number of Common Shares Outstanding:
Basic	405,152,605	403,872,459	403,519,088
Diluted	407,636,765	405,799,507	405,424,123

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$32,582,479	$313,206	3.85%	$32,570,902	$313,993	3.86%	$29,999,428	$333,068	4.44%
Taxable investments (3)	3,111,116	15,037	1.93	3,204,974	16,491	2.06	3,557,913	25,334	2.85
Tax-exempt investments (1)(3)	513,809	4,248	3.31	506,748	4,227	3.34	585,987	4,970	3.39
Interest bearing deposits with banks	1,178,815	224	0.08	1,523,876	260	0.07	530,747	1,465	1.10
Total interest earning assets	37,386,219	332,715	3.56	37,806,500	334,971	3.54	34,674,075	364,837	4.21
Other assets	3,384,512			3,502,443			3,442,775
Total assets	$40,770,731			$41,308,943			$38,116,850
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$16,617,762	$11,125	0.27%	$15,606,081	$11,706	0.30%	$13,239,382	$34,513	1.04%
Time deposits	5,844,524	11,093	0.76	7,005,804	14,368	0.82	8,897,934	42,814	1.92
Short-term borrowings	1,168,617	1,758	0.60	1,316,706	2,097	0.64	1,322,699	4,707	1.42
Long-term borrowings (4)	2,323,279	15,155	2.61	2,779,632	17,967	2.59	2,775,049	16,420	2.37
Total interest bearing liabilities	25,954,182	39,131	0.60	26,708,223	46,138	0.69	26,235,064	98,454	1.50
Non-interest bearing deposits	9,373,000			9,143,953			6,694,102
Other liabilities	798,149			874,438			779,099
Shareholders' equity	4,645,400			4,582,329			4,408,585
Total liabilities and shareholders' equity	$40,770,731			$41,308,943			$38,116,850

Net interest income/interest rate spread (5)		$293,584	2.96%		$288,833	2.85%		$266,383	2.71%
Tax equivalent adjustment		(917)			(913)			(1,044)
Net interest income, as reported		$292,667			$287,920			$265,339
Net interest margin (6)			3.13			3.05			3.06
Tax equivalent effect			0.01			0.01			0.01
Net interest margin on a fully tax equivalent basis (6)			3.14%			3.06%			3.07%

(1)     Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.